EXHIBIT 10.14

ANIXTER INC.
DEFERRED COMPENSATION PLAN
2014 RESTATEMENT

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3.1	Eligibility and Participation	5
3.2	Deferral Commitment	5
3.3	Modification of Deferral Commitment	6

ARTICLE 4	DEFERRED COMPENSATION ACCOUNTS	6

4.1	Accounts	6
4.2	Matching Contribution	6
4.3	Transition Contribution	6
4.4	Determination of Accounts	6
4.5	Vesting of Accounts	7
4.6	Tax Withholding	7
4.7	Statement of Account	7

ARTICLE 5	PLAN BENEFITS	7

5.1	Payments to Key Employees	7
5.2	Retirement Benefit	8
5.3	Disability Benefit	9
5.4	Separation from Service Prior to Retirement Benefit	10
5.5	Death Benefit	12
5.6	Small Accounts	13
5.7	Withholding on Benefit Payments	13
5.8	Payment to Guardian	14

ARTICLE 6	OTHER DISTRIBUTIONS	14

6.1	Early Withdrawals	14
6.2	Financial Hardship Distributions	15
6.3	Accelerated Distribution	15

ARTICLE 7	BENEFICIARY DESIGNATION	15

7.1	Beneficiary Designation	15
7.2	Changing Beneficiary	16
7.3	No Beneficiary Designation	16
7.4	Effect of Payment	16

ARTICLE 8	ADMINISTRATION	16

8.1	Committee; Duties	16
8.2	Agents	16
8.3	Binding Effect of Decisions	16
8.4	Indemnity of Committee	17

ARTICLE 9	CLAIMS PROCEDURE	17

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9.1	Claim	17
9.2	Initial Claim Review	17
9.3	Review of Claim	17

ARTICLE 10	AMENDMENT AND TERMINATION OF THE PLAN	18

10.1	Amendment	18
10.2	Participating Employer’s Right to Withdraw	18
10.3	Plan Termination	19

ARTICLE 11	MISCELLANEOUS	20

11.1	Unfunded Plan	20
11.2	Unsecured General Creditor	21
11.3	Trust Fund	21
11.4	Nonassignability	21
11.5	Compliance with Internal Revenue Code Section 409A	21
11.6	Not a Contract of Employment	22
11.7	Protective Provisions	22
11.8	Governing Law	22
11.9	Validity	22
11.1	Notice	22
11.11	Successors	22

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ANIXTER INC.
DEFERRED COMPENSATION PLAN
2014 RESTATEMENT
ARTICLE 1

PURPOSE; EFFECTIVE DATE
1.1    Purpose. Anixter Inc. (the “Company”) has adopted this Deferred Compensation Plan (the “Plan”) to provide, in a tax-efficient manner, supplemental funds for retirement or death for certain employees of the Company and Participating Employers. It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing them with this benefit.
1.2    Effective Date. The Plan, effective as of January 1, 1995, was previously amended and restated effective January 1, 1999 and January 1, 2005 and is now amended and restated effective January 1, 2014. The Plan benefits of any Participant whose employment terminated prior to January 1, 2014 shall be governed by the terms of the Plan in effect on the date of such termination.
ARTICLE 2

DEFINITIONS
Whenever used in this document, the following terms shall have the meanings indicated, unless a contrary or different meaning is expressly provided:
2.1    Account. “Account” means the record or records maintained by a Participating Employer for each Participant in accordance with Article IV with respect to any deferral of Compensation and other contributions made pursuant to this Plan.
2.2    Affiliate. “Affiliate” means with respect to any Person, any entity controlled by, under the control of, under common control with such Person within the meaning of the Securities Exchange Act of 1934.
2.3    Beneficiary. “Beneficiary” means the Person entitled under Article VII to receive any Plan benefits payable after a Participant’s death.
2.4    Board. “Board” means the Board of Directors of the Company.
2.5    Bonus. “Bonus” means the remuneration earned by a Participant for the performance of services for a Participating Employer during a Deferral Period, including amounts thereof deferred under an agreement entered into pursuant to either Code Section 125 or Code Section 401(k), regular performance bonus amounts (including commissions), but excluding base and overtime pay, car allowances, cost of living allowances, other extraordinary payments and any amounts received under a stock option, phantom stock option or similar long-term incentive plan.

2.6    Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations and other guidance promulgated thereunder.
2.7    Committee. “Committee” means the Anixter Inc. Employee Benefits Administrative Committee which is appointed by the Board to administer the Plan pursuant to Article VIII.
2.8    Company. “Company” means Anixter Inc., a Delaware corporation, and its successors and assigns.
2.9    Compensation. “Compensation” means the Salary and Bonuses payable by a Participating Employer to the Participant for the performance of services, determined before reduction for amounts deferred under this Plan.
2.10    Deferral Commitment. “Deferral Commitment” means an election to defer Compensation and the corresponding distribution election, made by a Participant pursuant to Articles III, V and VI, and for which a Participation Agreement has been submitted by the Participant to the Committee.
2.11    Deferral Period. “Deferral Period” means the calendar year in which Compensation is earned by a Participant.
2.12    Determination Date. “Determination Date” means the last day of each calendar month.
2.13    Disability. With respect to Accounts that are accrued and vested as of December 31, 2004, including Earnings thereon after such date, “Disability” and/or “Disabled” means a physical or mental condition which, in the opinion of the Committee, prevents the Participant from satisfactorily performing the Participant’s usual duties for a Participating Employer. The Committee shall determine the existence of the Disability and may rely on advice from a medical examiner, medical reports, and other evidence satisfactory to the Committee in making the determination.
With respect to Accounts accrued or vested after December 31, 2004, including Earnings thereon after that date, “Disability” and/or “Disabled” means the Participant is:
(a)    Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
(b)    By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participating Employer; or
(c)    Determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

2.14    Earnings. “Earnings” means the amount of growth that is credited to an Account on each Determination Date in a calendar year based on the Earnings Rate. Earnings shall be calculated as set forth in Appendix A.
2.15    Earnings Rate. “Earnings Rate” means a rate equal to the nominal annual yield of the average of the ten (10) year Treasury Note yield for the three (3) months of the previous quarter, as published by the Federal Reserve Board (or any substantially similar index selected by the Board), times one hundred forty percent (140%).
2.16    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.17    Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant or the Beneficiary resulting from a sudden and unexpected illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or of a dependent of the Participant or Beneficiary, loss of the Participant’s or Beneficiary’s property due to casualty, or other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. Financial Hardship shall be determined by the Committee on the basis of information supplied by the Participant or Beneficiary in accordance with the standards set forth by the Committee.
2.18    Key Employee. “Key Employee” means an individual who was one of the 50 highest-paid employees of the Company (which for this purpose shall include Participating Employers) on the basis of compensation recorded in Box 5 of the individual’s Form W-2 for the Plan Year ending prior to the date of determination.
2.19    Parent. “Parent” means Anixter International Inc., a Delaware corporation, and its successors and assigns.
2.20    Parent Board. “Parent Board” means the Board of Directors of the Parent.
2.21    Participant. “Participant” means an eligible employee under Article III who (a) has elected to defer Compensation for a Deferral Period under this Plan or (b) if not described in (a), is a Participant in the Qualified 401(k) Plan entitled to receive a one-time Transition Contribution in 2014 pursuant to Section 4.3(c) of the Qualified 401(k) Plan and has Salary for 2013 (as defined in the Anixter Inc. Pension Plan) in excess of $255,000. An eligible employee described in (b) shall become a Participant only for purposes of the transition contribution described in Section 4.3 of the Plan.
2.22    Participating Employer. “Participating Employer” means the Company and any subsidiary or Affiliate of the Company designated by the Board as a Participating Employer under the Plan, as long as such designation has become effective and continues in effect. The designation as a Participating Employer shall become effective only upon the acceptance of such designation and the formal adoption of the Plan by a Participating Employer. A Participating Employer may revoke its acceptance of designation as a Participating Employer at any time, but until it makes such revocation, all of the provisions of this Plan and any amendments thereto shall apply to the Participants and Beneficiaries of the Participating Employer.
2.23    Participation Agreement. “Participation Agreement” means the agreement, whether in writing or electronically transmitted, submitted by a Participant to the Committee pursuant to Article III prior to the beginning of a Deferral Period for which a Deferral Commitment is made.
2.24    Performance-Based Enhancement. “Performance-Based Enhancement” means up to two (2) percentage points per year in additional Earnings if the Company attains certain quarterly performance goals, which goals and the amount of additional Earnings to be credited for the achievement thereof, shall be established by the Board from time to time and credited at the end of each calendar quarter. A Participant must be employed by a Participating Employer for at least one-half of the quarter to be eligible to receive a Performance-Based Enhancement for that quarter. Performance-Based Enhancement shall be calculated as set forth in Appendix A.
2.25    Person. “Person” means any individual or any trust, corporation, partnership, limited liability company, limited liability partnership, or other entity.
2.26    Plan. “Plan” means this Anixter Inc. Deferred Compensation Plan as amended from time to time.
2.27    Qualified 401(k) Plan. “Qualified 401(k) Plan” means the Anixter Inc. Employee Savings Plan, or any successor defined contribution plan maintained by the Company that qualifies under Code Section 401(a).
2.28    Retirement. “Retirement” means a Participant’s Separation from Service on or after the Participant’s attainment of age fifty-five (55).
2.29    Salary. “Salary” means: (a) except for purposes of Section 4.3 of the Plan, the base remuneration and overtime earned by a Participant for the performance of services for a Participating Employer during a Deferral Period, including amounts thereof deferred under an agreement entered into pursuant to Code Section 125 or Code Section 401(k), but excluding regular performance bonus amounts (including commissions), car allowances, cost of living allowances, other extraordinary payments and any amounts received under a stock option, phantom stock option or similar long-term incentive plan; and (b) for purposes of Section 4.3 of the Plan, “Salary” as defined in Section 1.36(a) of the Anixter Inc. Pension Plan.
2.30    Settlement Date. “Settlement Date” means the first day of a month in which a lump-sum payment and/or the first of a series of installment payments is made.
2.31    Separation from Service. “Separation from Service” means the Participant’s “termination of employment” with all Participating Employers and any affiliated or subsidiary entity of such Participating Employers that is considered to be part of a controlled group with the Company pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 “fifty percent” shall be substituted for “eighty percent” (herein referred to as the “controlled group”). Whether a “termination of employment” has occurred is determined based on whether the facts and circumstances indicate that the Participating Employer and the Participant reasonably anticipate that no further services will be performed for any member of the controlled group after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) months (or the full period of services to all members of the controlled group if the Participant has been providing services to the Participating Employer for less than thirty-six (36) months).
2.32    Valuation Date. “Valuation Date” means the last day of the month in which a Participant no longer performs services for a Participating Employer due to Retirement, Disability, Separation from Service or death.
ARTICLE 3

ELIGIBILITY AND DEFERRAL COMMITMENTS
3.1    Eligibility and Participation.
(a)    Eligibility. All employees designated by a Participating Employer as eligible employees and approved by the Board shall be entitled to participate in the Plan. If a designated employee is eligible only for the transition contribution described in Section 4.3, Plan references to eligible employee and Participant that are not in connection with the transition contribution shall not extend to any such designated employee.
(b)    Participation. An eligible employee may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Committee by the last day of the taxable year immediately preceding the Deferral Period for which the Deferral Commitment is made.
(c)    Part-Year Participation. If an employee first becomes eligible to participate after the commencement of a Deferral Period, a Participation Agreement may be submitted to the Committee within thirty (30) days following the date he becomes eligible to participate in the Plan. The Participation Agreement shall be effective only with regard to Compensation earned following such submission.
3.2    Deferral Commitment.
(a)    Election by Participant. A Participant may make a Deferral Commitment of a certain percentage, not to exceed fifty percent (50%), of Salary and/or a certain percentage, not to exceed one hundred percent (100%), of any Bonus earned during a Deferral Period. An election may also be stated as a specified dollar amount of Salary and/or Bonus. If at the time a Participant makes a Deferral Commitment he is a party to a repayment arrangement with the Company pursuant to which amounts are withheld from Salary and/or Bonus, the amount of his Deferral Commitment shall be based on Salary or Bonus as adjusted pursuant to such arrangement, and if a Participant becomes a party to such an arrangement after he makes a Deferral Commitment, the amount of his Deferral Commitment shall be based on Salary or Bonus prior to adjustment pursuant to such arrangement. The Deferral Commitment shall also include an election as to the form and/or time of payment as described in Section 5.2(c) and Section 5.3(b) and (c).
(b)    Minimum Deferral Election. The minimum Deferral Commitment with respect to Salary or Bonus shall be two thousand four hundred dollars ($2,400) if the Participant elects a stated dollar amount, or three percent (3%) if a percent of Salary and/or Bonus is elected, per Deferral Period. These minimums apply separately to each of the Salary and Bonus elections.
(c)    Termination of Deferral Commitment. Upon a Participant’s Separation from Service, all Deferral Commitments for the current Deferral Period shall be null and void and no further Compensation shall be credited to the Participant’s Account.
3.3    Modification of Deferral Commitment. A Deferral Commitment shall be irrevocable except that a Participant’s Deferral Commitment may be cancelled by the Committee, in its sole discretion, only in the event a Participant suffers a Financial Hardship. The Participant shall not be eligible to make another Deferral Commitment until the Deferral Period that commences at least twelve (12) months after the date the Deferral Commitment is modified.
ARTICLE 4

DEFERRED COMPENSATION ACCOUNTS
4.1    Accounts. For record-keeping purposes only, the Participating Employer shall maintain an Account for each Participant who makes a Deferral Commitment in any Deferral Period. Amounts credited in each Deferral Period shall be maintained in separate accounts. The combined values of the separate accounts for each Participant shall constitute an Account.
4.2    Matching Contribution. If a Participant defers into the Qualified 401(k) Plan the maximum elective percentage that the Participating Employer matches under Code Section 401(m) in each payroll period during a Deferral Period and is employed by any Participating Employer on December 31 of such Deferral Period, the Participating Employer shall credit a matching contribution as of the January 1 following such Deferral Period to the Participant’s Account equal to any matching contribution which would have been credited to the Participant’s Qualified 401(k) Plan but for the Participant’s participation in this Plan.
4.3    Transition Contribution. If a Participant receives a one-time Transition Contribution in 2014 pursuant to Section 4.3(c) of the Qualified 401(k) Plan, the Participating Employer shall credit the Participant’s Account with a transition contribution as of the date the Transition Contribution is made to the Qualified 401(k) Plan, in an amount equal to (a) minus (b):
(a)    The Transition Contribution that would have been made under the Qualified 401(k) Plan if the Participant’s Salary under the Qualified 401(k) Plan did not reflect any reduction for the limit set forth in Code Section 401(a)(17).

(b)    The Transition Contribution actually made for the Participant under the Qualified 401(k) Plan.
4.4    Determination of Accounts. Each Account shall be adjusted as of each Determination Date and shall consist of:
(a)    The balance of the Account as of the immediately preceding Determination Date;
(b)    Any Compensation credited to the Account since the immediately preceding Determination Date. Compensation shall be credited to the Account as of the date it would otherwise have been paid but for the Deferral Commitment;
(c)    Any Performance-Based Enhancement not previously credited;
(d)    Earnings creditable since the immediately preceding Determination Date;
(e)    Matching contributions not previously credited;
(f)    Transition contributions not previously credited;
(g)    Less any distributions from the Account since the immediately preceding Determination Date.
4.5    Vesting of Accounts. Each Participant shall be one hundred percent (100%) vested at all times in all amounts credited to the Participant’s Account and all Earnings thereon.
4.6    Tax Withholding. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by state, federal, or local law shall be withheld from the Participant’s corresponding nondeferred Compensation to the maximum extent possible and any remaining amount required to be withheld shall reduce the amount credited to the Participant’s Account.
4.7    Statement of Account. A statement shall be issued on a quarterly basis by the Participating Employer to each Participant setting forth the Participant’s Account balance under the Plan as of the immediately preceding Determination Date.
ARTICLE 5

PLAN BENEFITS
5.1    Payments to Key Employees.
(a)    Accounts Affected. This paragraph 5.1 shall only apply to Account balances accrued or vested after December 31, 2004, including Earnings thereon after that date.
(b)    Six-Month Delay. Notwithstanding anything herein to the contrary, if, on a Participant’s date of Separation from Service not due to death or Disability, such Participant is a Key Employee, and payment of his benefit would be paid within six (6) months of such Separation from Service, payment of his benefit shall be delayed until the first day of the month that is six (6) months after the Participant’s date of Separation from Service. Notwithstanding the foregoing, if the Participant dies during this six (6) month period, his benefit shall be paid beginning on the first day of the month immediately following his death pursuant to Section 5.5.
(c)    Installment Payments. If a Key Employee’s benefits are to be paid in a series of monthly installments, the benefit shall be determined as if payments commenced as originally provided under the Plan and the first payment to the Participant shall include an amount equal to the sum of the periodic payments which would have been paid to such Participant but for the delay described in (b) above.
5.2    Retirement Benefit.
(a)    Benefit Amount. Upon Retirement, the Participating Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Account as of the Valuation Date. After the Valuation Date, Earnings shall continue to accrue on the Participant’s Account at the Earnings Rate until all payments have been made under this Section 5.2.
(b)    Commencement. The Settlement Date shall be no more than fifty-five (55) days after the Valuation Date, or in the case of a Participant subject to Section 5.1, no more than fifty-five (55) days after the first (1st) day of the seventh (7th) month following Separation from Service.
(c)    Form of Payment. Subject to Section 5.6:
(i)    The portion of the Participant’s Account that is not attributable to the transition contribution described in Section 4.3 (including Earnings thereon) shall be paid in one (1) of the following forms, as elected by the Participant at the time he makes the Deferral Commitment covering the applicable portion of the Account:
(A)    A lump sum payment;
(B)    With respect to Account balances accrued and vested as of December 31, 2004, including Earnings thereon after such date, in monthly installments not to exceed one hundred twenty (120), and with respect to Account balances accrued or vested after December 31, 2004, including Earnings thereon after that date, in monthly installments not to exceed one hundred eighty (180); or
(C)    A combination of (A) and (B) above.
If no election is made by the Participant, the benefit shall be paid in a lump sum.

(ii)    The portion of the Participant’s Account attributable to the transition contribution described in Section 4.3 (including Earnings thereon) shall be paid in a lump sum payment.
(d)    Change in Form of Payment. Notwithstanding subsection (c) above, with respect to the portion of the Account that is not attributable to the transition contribution described in Section 4.3 (including Earnings thereon), a Participant may elect to change the form of payment for any one (1) or more Deferral Periods by filing a new election form with the Committee. The new election shall supersede the prior form of payment designation provided:
(i)    With respect to Account balances accrued and vested as of December 31, 2004, including Earnings thereon after such date, it is filed with the Committee at least two (2) calendar years prior to the year of Retirement; and
(ii)    With respect to Account balances accrued or vested after December 31, 2004, including Earnings thereon after that date, it is filed with the Committee at least twelve (12) months prior to the date any amounts are to be distributed, the time or schedule of any payment is not accelerated except in accordance with Code Section 409A(a)(3), and the payment of such balances does not occur or commence until a date that is at least five (5) years later than the date the payment(s) would otherwise have been made or begun. If a Participant elects to change the form of Retirement payment for any one (1) or more Deferral Periods, any distribution due as a result of Separation from Service for any reason other than Disability or death shall not commence until the date that is five (5) years later than the date the payment(s) would otherwise have been made or begun for the applicable Account balances affected by such change.
(e)    Installments. If payments are made in monthly installments, the amount of the installments shall be redetermined each January 1 based upon the remaining Account balance, the remaining number of installments and the Earnings Rate. The entitlement to a series of installment payments shall be deemed an entitlement to a single payment.
5.3    Disability Benefit.
(a)    Benefit Amount. If a Participant is determined to be Disabled, the Participating Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Account as of the Valuation Date. After the Valuation Date, Earnings shall continue to accrue on the Participant’s Account until all payments have been made under this Section 5.3, but shall be determined based on the Earnings Rate without the one hundred forty percent (140%) multiplier, except that a Participant who is employed for at least one-half of the month in which Disability occurs shall receive the one hundred forty percent (140%) multiplier on the Earnings Rate to the end of such month.
(b)    Commencement of Benefits:

(i)    The Settlement Date shall be no more than fifty-five (55) days after the Valuation Date unless the Participant has elected a later Settlement Date pursuant to subparagraph (ii) herein.
(ii)    A Participant whose latest Settlement Date pursuant to subparagraph (i) above occurs prior to the Participant’s attainment of age 55 may elect to defer receipt of the portion of his Account not attributable to the transition contribution described in Section 4.3 (including Earnings thereon) by specifying in his Deferral Commitment an alternate Settlement Date; provided that the alternate Settlement Date shall be no later than the Participant’s attainment of age fifty-five (55).
(c)    Form of Payment.
(i)    A Participant may elect to have the portion of his Account not attributable to the transition contribution described in Section 4.3 (including Earnings thereon) paid in any manner described in Section 5.2(c) of the Plan. If the Participant does not make an election, the benefit shall be paid in a single lump sum. A Participant may elect to receive Account balances accrued or vested after December 31, 2004, including Earnings thereon after that date, in a manner that is different from his election with respect to Account balances that were accrued and vested as of December 31, 2004, including Earnings thereon after such date.
(ii)    The portion of the Participant’s Account attributable to the transition contribution described in Section 4.3 (including Earnings thereon) shall be paid in a lump sum payment.
(d)    Change in Form and Time of Payment. Notwithstanding subsections (b) and (c) above, a Participant may elect to change the form and time of payment of the portion of the Account not attributable to the transition contribution described in Section 4.3 (including Earnings thereon) by filing a new election form with the Committee. The new election shall supersede the Participant’s prior elections, provided:
(i)    With respect to Account balances accrued and vested as of December 31, 2004, including Earnings thereon after such date, it is filed with the Committee at least two (2) calendar years prior to the year any amounts are to be distributed, and
(ii)    With respect to Account balances accrued or vested after December 31, 2004, including Earnings thereon after that date, it is filed with the Committee at least twelve (12) months prior to the date any amounts are to be distributed and the time or schedule of any payment is not accelerated except in accordance with Code Section 409A(a)(3).
(e)    Installments. If payments are made in monthly installments, the amount of the installments shall be redetermined each January 1 based upon the remaining Account balance, the remaining number of installments and the Earnings Rate, without the one hundred forty percent (140%) multiplier. The entitlement to a series of installment payments shall be deemed an entitlement to a single payment.
5.4    Separation from Service Prior to Retirement Benefit.
(a)    Benefit Amount. If a Participant has a Separation from Service (voluntarily or involuntarily) for any reason other than Retirement, Disability or death, the Participating Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Account as of the Valuation Date pursuant to this Section 5.4. After the Valuation Date, Earnings shall continue to accrue on the Participant’s Account until all payments have been made under this Section 5.4, based on the Earnings Rate without the one hundred forty percent (140%) multiplier, except that a Participant who is employed for at least one-half of the month in which Separation from Service occurs shall receive the one hundred forty percent (140%) multiplier on the Earnings Rate to the end of such month.
(b)    Commencement.
(i)    With respect to Account balances accrued and vested as of December 31, 2004, including Earnings thereon after such date, the Settlement Date shall be the first day in January of the calendar year two (2) years following the year of Separation from Service. However, no benefit shall be paid with respect to a Deferral Period until the fifth anniversary of the commencement of the year in which the Deferral Period amount is credited to such Participant’s Account.
(ii)    With respect to Account balances accrued or vested after December 31, 2004, including Earnings thereon after that date:
(A)    The Settlement Date with respect to the portion of the Account that is not attributable to the transition contribution described in Section 4.3 (including Earnings thereon) shall be the first day in January of the calendar year two (2) years following the year of Separation from Service. However, no benefit shall be paid with respect to a Deferral Period until the fifth (5th) anniversary of the commencement of the year in which the Deferral Period amount is credited to such Participant’s Account.
(B)    The Settlement Date with respect to the portion of the Account attributable to the transition contribution described in Section 4.3 (including Earnings thereon) shall be no more than fifty-five (55) days after the Valuation Date, or in the case of a Participant subject to Section 5.1, no more than fifty-five (55) days after the first (1st) day of the seventh (7th) month following Separation from Service.
(c)    Form of Payment. The benefit payable under this Section 5.4 shall be paid in a lump sum.

(d)    Delay in Time of Payment. If a Participant receives a benefit pursuant to this Section 5.4, any previous elections made pursuant to Section 5.2(c) or (d) or Section 5.3(b), (c), or (d) shall be cancelled, and in the case of an election pursuant to Section 5.2(d)(ii), any distribution of the portion of the benefit covered by the cancelled election shall not commence until the date that is five (5) years later than the date the payments(s) would otherwise have been made or begun.
5.5    Death Benefit.
(a)    Solely with respect to Account balances accrued and vested as of December 31, 2004, including Earnings thereon after such date, the following provisions shall apply:
(i)    Preretirement. If a Participant has a Separation from Service due to death, or if a Participant dies following the Participant’s Separation from Service but prior to receiving all of the amounts payable under this Plan, the Participating Employer shall pay to the Beneficiary a benefit equal to the balance in the Participant’s Account as of the Valuation Date. After the Valuation Date, Earnings shall continue to accrue at the Earnings Rate in effect at the date of Separation from Service to the Settlement Date. The benefit shall be paid in a single lump sum within fifty-five (55) days after the Valuation Date.
(ii)    Postretirement. If a Participant dies following his Retirement, but prior to receiving all amounts payable under this Plan, the Participating Employer shall continue to pay benefits to the Beneficiary in the form previously elected by the Participant for Retirement benefits. Earnings shall continue to accrue at the Earnings Rate in effect at the date of Separation from Service until all payments have been made under this Section 5.5. If payments are made in monthly installments, the amount of the installments shall be redetermined each January 1 based upon the remaining Account balance, the remaining number of installments and the Earnings Rate.
(b)    Solely with respect to Account balances accrued or vested after December 31, 2004, including Earnings thereon after that date, the following provisions shall apply:
(i)    Death prior to age 55. If a Participant dies prior to attaining age fifty-five (55), the Participating Employer shall pay to the Beneficiary the Participant’s Account balance in a lump sum within fifty-five (55) days after the Valuation Date. Earnings shall continue to accrue at the Earnings Rate in effect at the date of Separation from Service to the Settlement Date.
(ii)    Death on or after age 55. If a Participant dies on or after attaining age fifty-five (55), the Participating Employer shall pay to the Beneficiary the Participant’s Account balance in the form previously elected by the Participant for payments upon Retirement. Earnings shall continue to accrue at the Earnings Rate in effect at the date of Separation from service until all payments have been made under this Section 5.5. If payments are made in monthly installments, the amount of the installments shall be redetermined each January 1 based upon the remaining Account balance, the remaining number of installments and the Earnings Rate.
5.6    Small Accounts.
Notwithstanding anything herein to the contrary:
(a)    Solely with respect to Account balances accrued and vested as of December 31, 2004, including Earnings thereon after such date, if on the Valuation Date the Participant’s Account balance is less than the Participant’s Salary rate in effect at the Participant’s Retirement, the benefit may, at the Participating Employer’s option, be paid in a lump sum as soon as administratively feasible but not more than ninety (90) days after the date of Retirement.
(b)    Provided the Participant is not a Key Employee, if the lump sum amount of the Account balance on the Valuation Date (less any amount distributed pursuant to Section 5.6(a)) is less than the limit set forth in Code Section 402(g)(1)(B) for the month in which the Valuation Date occurs, the Committee shall direct that a lump sum payment be made as soon as is administratively feasible but not more than fifty-five (55) days after the Valuation Date. If the Participant is a Key Employee, payment of the benefit shall be made pursuant to Section 5.1(b).
(c)    Any payment under Section 5.6(b) of Account balances accrued or vested after December 31, 2004, including Earnings thereon after that date, must result in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code Section 409A.
5.7    Withholding on Benefit Payments. The Participating Employer shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law.
5.8    Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Participating Employer from all liability with respect to such benefit.
ARTICLE 6

OTHER DISTRIBUTIONS

6.1    Early Withdrawals. A Participant may elect to have all or a portion of his Account (other than the portion attributable to Transition Contributions described in Section 4.3, including Earnings thereon) distributed before Retirement, Separation from Service, death or Disability as follows:
(a)    Early Withdrawal Election. A Participant may elect in a Participation Agreement to withdraw all or any portion of the amount deferred with respect to a Deferral Period plus Earnings thereon as of a date specified in the election. Such date shall not be sooner than the fifth anniversary of the commencement of the year in which the Deferral Period amount is credited to such Participant’s Account and shall be the first day of the month.
(b)    Form of Payment. Early withdrawals shall be paid in a lump sum and shall be charged to the Participant’s Account as a distribution.
(c)    Change to Early Withdrawal Election. A Participant who has made an Early Withdrawal Election pursuant to (a) above, may file a new election form with the Committee, specifying a new date on which to receive such Early Withdrawal, or to cancel an existing Early Withdrawal Election. In addition, solely with respect to Account balances accrued and vested as of December 31, 2004, including Earnings thereon after such date, a Participant who did not make an Early Withdrawal Election on a Participation Agreement may subsequently make such an election subject to the requirements herein.
Any election made pursuant to this subsection (c) shall supersede any prior election provided:
(i)    With respect to Account balances accrued and vested as of December 31, 2004, including Earnings thereon after such date, it is filed with the Committee at least two (2) calendar years prior to the year any amounts are to be distributed; and
(ii)    With respect to Account balances accrued or vested after December 31, 2004, including Earnings thereon after that date, it is filed with the Committee at least twelve (12) months prior to the date any amount is currently scheduled to be distributed and the new specified date of withdrawal is at least five (5) years later than the date the amount would have been distributed absent the new election.
(d)    If a Participant has a Separation from Service, dies or becomes Disabled prior to the designated Early Withdrawal date, the Participating Employer shall disregard such Early Withdrawal date and pay the Participant or the Beneficiary the benefit due pursuant to Article V.
6.2    Financial Hardship Distributions. Notwithstanding any other provision of the Plan, payment from the Participant’s Account may be made to the Participant or the Beneficiary, in the sole discretion of the Committee, by reason of Financial Hardship. Such payment shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s or Beneficiary’s assets, to the extent such liquidation would not itself cause severe financial hardship. If such a distribution is made, the Participant’s Deferral Commitment for the Deferral Period in which the distribution is made shall be void and such Participant shall not be eligible to make another Deferral Commitment until the Deferral Period that commences at least twelve (12) months after such distribution. The Settlement Date shall be no later than fifty-five (55) days after the date the Financial Hardship is approved. Earnings on the amount to be distributed shall continue to accrue at the Earnings Rate in effect at the time such Financial Hardship is claimed to the Settlement Date.
6.3    Accelerated Distribution. Solely with respect to Account balances accrued and vested as of December 31, 2004, including Earnings thereon after such date, and notwithstanding any other provision of the Plan, a Participant may request an accelerated distribution as follows:
(a)    A Participant, at any time, shall be entitled to receive, upon written request to the Committee, a lump-sum distribution equal to ninety percent (90%) of the Account balance as of the Determination Date immediately preceding the date on which the Committee receives notice pursuant to Section 11.10. The remaining balance of ten percent (10%) shall be forfeited by the Participant. A Participant who receives a distribution under this section shall not be eligible to make another Deferral Commitment until the Deferral Period that commences at least twelve (12) months after such distribution. The current Deferral Commitment, if any, is irrevocable.
(b)    The amount payable under this section shall be paid in a lump sum within sixty-five (65) days following the Committee’s receipt of notice by the Participant. Following the death of a Participant, the Beneficiary may, at any time, request an accelerated distribution under this section.
ARTICLE 7

BENEFICIARY DESIGNATION
7.1    Beneficiary Designation. Each Participant shall have the right, at any time, to designate a Beneficiary (both primary as well as contingent) to whom benefits under this Plan shall be paid in the event of a Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime.
7.2    Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary, by the filing of a new designation with the Committee. The filing of a new Beneficiary designation shall cancel all designations previously filed.

7.3    No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the Person in the first of the following classes in which there is a survivor:
(a)    The Participant’s surviving spouse;
(b)    The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leave issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;
(c)    The Participant’s estate.
7.4    Effect of Payment. Payment to the Beneficiary shall completely discharge the Participating Employer’s obligations under this Plan.
ARTICLE 8

ADMINISTRATION
8.1    Committee; Duties. This Plan shall be administered by the Committee. The Committee shall have such powers and duties as may be necessary to discharge its responsibilities. These powers shall include, but not be limited to, interpreting the Plan provisions; determining amounts due to any Participant, the rights of any Participant or Beneficiary under this Plan and the amounts credited to a Participant’s Account and the Earnings thereon; enforcing the right to require any necessary information from any Participant; and any other activities deemed necessary or helpful. Members of the Committee may be Participants under the Plan.
8.2    Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
8.3    Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all Persons having any interest in the Plan.
8.4    Indemnity of Committee. To the extent permitted by applicable law, the Participating Employer shall indemnify, hold harmless and defend the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan on account of such member’s service on the Committee.
ARTICLE 9

CLAIMS PROCEDURE

9.1    Claim. Any Person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Committee.
9.2    Initial Claim Review. If the claim is wholly or partially denied, the Committee will, within a reasonable period of time, and within ninety (90) days of the receipt of such claim, or if the claim is a claim on account of Disability, within forty-five (45) days of the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:
(a)    The specific reason or reasons for which the claim was denied;
(b)    Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;
(c)    A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;
(d)    An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review; and
(e)    In the case of an adverse determination of a claim on account of Disability, the information to the Claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation Section 2560.503-1(g)(1)(v).
If special circumstances require the extension of the forty-five (45) day or ninety (90) day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period, or if the claim is on account of Disability, for not more than two additional thirty (30) day periods.
9.3    Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have one hundred eighty (180) days in which to request a review of a claim regarding Disability, and will have sixty (60) days in which to request a review of all other claims. The request must be in writing and delivered to the Committee. If no such review is requested, the initial decision of the Committee will be considered final and binding.
The Committee’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim.

The decision shall also include a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
The Committee’s decision on review shall be made not later than sixty (60) days (forty-five (45) days in the case of a claim on account of Disability) after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days (ninety (90) days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the Claimant shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the Claimant prior to the expiration of the initial forty-five (45) day or sixty (60) day period.
Notwithstanding the foregoing, in the case of a claim on account of Disability: (i) the review of the denied claim shall be conducted by a named fiduciary who is neither the individual who made the benefit determination nor a subordinate of such person; and (ii) no deference shall be given to the initial benefit determination. For issues involving medical judgment, the named fiduciary must consult with an independent health care professional who may not be the health care professional who decided the initial claim.
To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted such Claimant’s remedies under this Article 9.
ARTICLE 10

AMENDMENT AND TERMINATION OF THE PLAN
10.1    Amendment. The Board may, at any time, amend the Plan in whole or in part provided, however, that no amendment shall be effective to decrease or restrict the amount credited to any Account maintained under the Plan as of the date of amendment, nor shall any amendment be effective to decrease the Earnings Rate at which amounts are credited to any Account balance existing as of the date of amendment. Changes in the definition of “Earnings Rate” shall not become effective before the first day of the calendar year which follows the adoption of the amendment and at least thirty (30) days written notice of the amendment has been given to each Participant.
10.2    Participating Employer’s Right to Withdraw. The board of directors of each Participating Employer may at any time withdraw from participating in the Plan if, in its judgment, the tax, accounting, or other effects of continued participation would not be in the best interests of the Participating Employer by instructing the Committee not to accept any additional Deferral Commitments from its Participants. If such a withdrawal occurs, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such withdrawal.

10.3    Plan Termination. The Board may terminate the Plan and accelerate the time and form of a payment to Participants and Beneficiaries provided the acceleration of the payment is made pursuant to a termination and liquidation of the Plan in accordance with one of the following:
(a)    The termination and liquidation of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):
(i)    The calendar year in which the Plan termination and liquidation occurs.
(ii)    The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.
(iii)    The first calendar year in which the payment is administratively practicable.
(b)    The termination and liquidation of the Plan pursuant to irrevocable action taken by the Board within the thirty (30 days) preceding or the twelve (12) months following a change in control event (as defined in Treas. Reg. Section 1.409A-3(i)(5)(i)), provided that this paragraph will only apply to a payment under a Plan if all agreements, methods, programs, and other arrangements sponsored by the Company or any Participating Employer immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Code Section 409A are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months of the date the Board or the board of a Participating Employer irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements. Solely for purposes of this paragraph, the applicable Participating Employer with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the Participating Employer that is primarily liable immediately after the transaction for the payment of the deferred compensation.
(c)    The termination and liquidation of the Plan, with respect to each Participating Employer, provided that:
(i)    The termination and liquidation does not occur proximate to a downturn in the financial health of the Participating Employer, as applicable;
(ii)    The Participating Employer and the Company, if applicable, terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Participating Employer or Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Code Section 409A if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;
(iii)    No payments in liquidation of the Plan are made within twelve (12) months of the date the Participating Employer or Company take all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;
(iv)    All payments are made within twenty-four (24) months of the date the Participating Employer or Company take all necessary action to irrevocably terminate and liquidate the Plan; and
(v)    The Participating Employer or Company do not adopt a new plan that would be aggregated with any terminated and liquidated plan under Code Section 409A if the same Participant participated in both plans, at any time within three (3) years following the date the Participating Employer or Company take all necessary action to irrevocably terminate and liquidate the Plan.
(d)    Such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
(e)    Delayed Distribution. If the termination of the Plan does not meet one of the requirements described in subparagraphs (a), (b), (c), or (d) above, distributions after the termination of the Plan shall occur at the same time and in the same manner as if the Plan had not been terminated.
(f)    Participants shall continue to accrue Earnings on their Account to the Settlement Date as if the Plan had not been terminated.
ARTICLE 11

MISCELLANEOUS
11.1    Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and no further benefits shall accrue hereunder, or the Board may remove certain employees as Participants, if it is determined by the United States Department of Labor, a court of competent jurisdiction or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt. If the Plan is terminated under this Section 11.1, all ongoing Deferral Commitments shall terminate, no additional

Deferral Commitments will be accepted by the Committee, and the amount of each Participant’s Account balance shall be distributed to such Participant at such time and in such manner as the Committee, in its sole discretion, determines, subject to Section 10.3(d).
11.2    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of a Participating Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by a Participating Employer. Except as may be provided in Section 11.3, such policies, annuity contracts or other assets of a Participating Employer shall not be held under any trust for the benefit of the Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of a Participating Employer under this Plan. Any and all of a Participating Employer’s assets and policies shall be and remain unrestricted by this Plan. A Participating Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.
11.3    Trust Fund. Each Participating Employer shall be responsible for the payment of all benefits provided under the Plan to Participants in its employ. At its discretion, the Participating Employer may establish one (1) or more trusts, with such trustees as the Participating Employer may approve, for the purpose of providing for the payment of such benefits. Although such trust or trusts may be irrevocable, the assets thereof shall be subject to the claims of all the Participating Employer’s creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Participating Employer shall have no further obligation to pay such benefits. If not paid from a trust, any benefits provided under the Plan shall remain the obligation of, and shall be paid by, the Participating Employer.
11.4    Nonassignability. Neither a Participant nor any other Person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, hereby expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other Person, nor be transferable by operation of law in the event of a Participant’s or any other Person’s bankruptcy or insolvency; provided, however, that a Participating Employer may make distributions from the Plan to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), involving the Participant.
11.5    Compliance with Internal Revenue Code Section 409A. All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.
11.6    Not a Contract of Employment. The terms and conditions of this Plan shall not constitute a contract of employment between the Participating Employer and the Participant, and the Participant (or the Participant’s Beneficiary) shall have no rights against the Participating Employer except as may otherwise be specifically provided herein. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of a Participating Employer or to interfere with the absolute and unrestricted right of a Participating Employer to discipline or discharge a Participant at any time.
11.7    Protective Provisions. A Participant will cooperate with the Participating Employer by furnishing any and all information requested by the Participating Employer in order to facilitate the payment of benefits hereunder, by taking such physical examinations as the Participating Employer may deem necessary and by taking such other actions as may be requested by such Participating Employer.
11.8    Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Illinois, without reference to its conflicts of laws provisions, except as preempted by federal law.
11.9    Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.
11.10    Notice. Any notice or filing required or permitted under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s corporate headquarters address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Participating Employer’s records.
11.11    Successors. The provisions of this Plan shall bind and inure to the benefit of each Participating Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of a Participating Employer, and successors of any such corporation or other business entity.
ANIXTER INC.
By:    /s/ Theodore A. Dosch
Its:    EVP Finance and CFO
Dated:    December 18, 2013

APPENDIX A—CALCULATION OF EARNINGS AND PERFORMANCE-BASED
         ENHANCEMENT

Average Daily Balance (ADB) Factor*	=	[Days in Month – Day of Month + 1] Days in Month

(Round to 10 Decimal Places)

Earnings Factor	=	Earnings Rate ÷ 12

(Round to 10 Decimal Places)

Earnings	=	Earnings Factor x

[Account Balance at Beginning of Month + Transaction 1 x ADB Factor 1 (Rounded to 2 Decimal Places)

+ Transaction 2 x ADB Factor 2 (Rounded to 2 Decimal Places)

+ Transaction 3 x ADB Factor 3 (Rounded to 2 Decimal Places)]

(Round to 2 Decimal Places)

Account Balance at End of Month	=	Account Balance at Beginning of Month + Deferrals and Contributions During Month + Earnings – Distributions
Performance-Based Enhancement (Credited at End of Each Quarter)	=	(Account Balance at Beginning of Quarter + Deferrals and Contributions - Distributions) x Performance Basis Points ÷ 100) ÷ 100

NOTE
*Separate ADB Factor for each transaction. The term “transaction” includes Participant deferrals, Employer contributions, benefit payments, withdrawals, and any other type of distribution.

APPENDIX A—CALCULATION OF EARNINGS USING AVERAGE DAILY BALANCE
EXAMPLE
ASSUMPTIONS

March 31 Account Balance April 14 Deferral April Earnings Rate	$10,000 $1,000 8%

Step 1.    Calculate the monthly Earnings factor: Earnings Rate ÷ 12
.08 ÷ 12 = .0066666667
Step 2.    Calculate Earnings during April
A.    Calculate the average daily balance (ADB) for the Deferral
[Deferral x (Days in the month – Deferral date + 1)]
Days in the month

$1,000 x (30 – 14 + 1) = $566.67

B.    Calculate the total ADB (beginning balance plus the ADB for each Deferral)

$10,000 + $566.67 = $10,566.67

C.    Calculate the Earnings for the month (Total ADB x Earnings factor)

$10,566.67 x 0.0066666667 = $70.44

Step 3.    Calculate the Account balance as of April 30 (prior balance + Deferrals and Contributions + Earnings)
$10,000 + $1,000 + $70.44 = $11,070.44